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                                                                 EXHIBIT 10.7


                             JUNIPER NETWORKS, INC.

                           CHANGE OF CONTROL AGREEMENT


        This Change of Control Agreement (the "AGREEMENT") is made and entered into by and between Marcel Gani (the "EMPLOYEE") and Juniper Networks, Inc., a California corporation (the "COMPANY"), effective as of February 18, 1997.


                                 R E C I T A L S

        A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control. The Board of Directors of the Company (the "BOARD") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

        B. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

        The parties hereto agree as follows:

        1. TERM OF AGREEMENT. This Agreement shall terminate on the earlier of
(i) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied or (ii) the date upon which this Agreement terminates by consent of the parties hereto.

        2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, unless the termination is to avoid this agreement, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and practice or pursuant to other agreements with the Company.

        3. DEFINITIONS.

               (a) "CHANGE OF CONTROL" means the occurrence of any of the following events:



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                       (i)Any "person" (as such term is used in Sections s13(d)
and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "BENEFICIAL OWNER" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities other than in a private financing transaction approved by the Board of Directors; or

                       (ii) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company;

                       (iii) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such Ownership Change do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting stock of the Company after such transaction;

                       (iv) or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

               (b) BASE COMPENSATION. The Company shall pay the Employee as compensation for services a base salary at the annualized rate agreed upon by the Company and the Employee as of the Effective Date or in effect at the time of Termination. Such salary shall be reviewed at least annually and shall be increased from time to time subject to accomplishment of such performance and contribution goals and objectives as may be established from time to time by the Board of Directors. Such salary shall be paid periodically in accordance with normal Company payroll practices. The annual compensation specified in this Section, together with any increases in such compensation that the Board may grant from time to time, is referred to in this Agreement as "Base Compensation."

               (c) EMPLOYEE BENEFITS. The Employee shall be eligible to participate in the Employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

               (d) INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean
(i) without the Employee's express written consent, a significant reduction of the Employee's duties, position or responsibilities, or the removal of the Employee from such position and responsibilities, unless the Employee is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a significant reduction by the Company in the Base Compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of


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Employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than 50 miles from the Employee's then present location; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or
(vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.

               (e) CAUSE. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an Employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony which the Board reasonably believes had or will have a material detrimental effect on the Company's reputation or business, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, and (iv) continued violations by the Employee of the Employee's obligations which are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties.

        4. CHANGE OF CONTROL BENEFITS.

               (a) Change of Control. Employee shall be entitled to receive from the Company the benefits as provided in this Section 4 if there is a Change of Control that occurs while Employee is employed by the Company.

                        (i)Option and Restricted Stock Accelerated Vesting. In the event of a Change of Control that occurs while Employee is employed by the Company, shares of restricted stock shall be released from the repurchase option and options shall become immediately vested and exercisable as to the number of shares that would vest over the next thirty (30) months or the balance of Employee's unvested stock if a lesser amount. Notwithstanding the foregoing, if such vesting acceleration would cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Company's independent public accountants (the "ACCOUNTANTS") prior to the Change of Control, Employee's stock options and restricted stock shall not have their vesting so accelerated.

                        (ii) Compensation. In addition to the above, if Employee's employment with the Company is terminated as a result of Involuntary Termination other than for Cause, regardless of whether there has been a Change of Control, Employee shall be entitled to receive Base Compensation and Benefits for a period of three (3) months.

        5. ATTORNEY FEES, COSTS AND EXPENSES. The prevailing party, determined without regard to whether or not the action results in a final judgment, shall be entitled to collect from the other party its reasonable attorneys' fees, costs and expenses incurred in connection with any action brought by either party in connection with the subject matter of this Agreement.


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        6. LIMITATION ON PAYMENTS. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under subsection 3(b) shall be payable either

               (a) in full, or

               (b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits under subsection 3(b), notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this
Section 6 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

        7. SUCCESSORS.

               (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "COMPANY" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7
(a) or which becomes bound by the terms of this Agreement by operation of law.

               (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

        8. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case


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of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

        9. MISCELLANEOUS PROVISIONS.

               (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

               (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

               (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

               (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

               (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.




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        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.



COMPANY                              JUNIPER NETWORKS, INC.


                                     -----------------------------------
                                     Scott Kriens, President

EMPLOYEE

                                     -----------------------------------
                                     Marcel Gani



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